Exhibit 5.1
CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

8 July 2025

Matter No.: 1000502/110957619
852 2842 9580 / 9566
Ryan.McConvey@conyers.com
Rita.Leung@conyers.com

CHINA YUCHAI INTERNATIONAL LIMITED

16 Raffles Quay #39-01A

Hong Leong Building

Singapore 048581

Dear Sir/Madam,

Re: CHINA YUCHAI INTERNATIONAL LIMITED (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) relating to the registration of an aggregate of 1,800,000 ordinary shares par value US$0.10 per share (the “Plan Shares”) of the Company to be issued pursuant to the Company’s 2025 Equity Incentive Plan, as amended (the “2025 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.
DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1
a copy of the Registration Statement; and

1.2
a copy of the 2025 Plan.

We have also reviewed copies of:

1.3
the memorandum of association of the Company (the “MOA”) and the amended and restated bye-laws of the Company adopted on 5 December 1994 and as amended pursuant to the resolutions passed by the shareholders of the Company on 7 August 2023 (the “Bye-laws”);

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.4
the minutes of the board of directors of the Company held on 16 May, 2025 and the certified extract of the minutes of an annual general meeting of the Company held on 8 July 2025 (collectively, the “Resolutions”);
1.5
a Certificate of Compliance issued by the Registrar of Companies in relation to the Company on 7 July 2025; and
1.6
such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2
ASSUMPTIONS

We have assumed:

2.1
the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2
that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3
the accuracy and completeness of all factual representations made in the Registration Statement, the 2025 Plan and other documents reviewed by us;
2.4
that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;
2.5
that the MOA and the Bye-laws will not be amended in any manner that would affect the opinions expressed herein;
2.6
that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
2.7
that upon the issue of any Plan Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
2.8
the capacity, power and authority of all parties, other than the Company, to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Plan Shares, and the due execution and delivery thereof by each party thereto; and
2.9
the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with or declared effective by the Commission.

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QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

4
OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
4.2
When issued and paid for as contemplated by the 2025 Plan and the Registration Statement and registered in the register of members of the Company, the Plan Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

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